SERVICES AGREEMENT
                               ------------------

         THIS AGREEMENT made effective the 8th day of June, 2000 by and among NATIONAL CITY CORPORATION ("National City"), member of the National Banking Association, OAK ASSOCIATES FUNDS (each a "Fund" and collectively the "Funds"), a Massachusetts business trust, and OAK ASSOCIATES LTD. (the "Adviser") a limited liability company.

                                   WITNESSETH
                                   ----------

         WHEREAS, National City has agreed to provide participant accounting, recordkeeping and administrative services for certain employee benefit plans, charitable trusts and foundations (collectively the "Plans," or individually, the "Plan"), which Plans desire to invest in the Funds;

         WHEREAS, the Fund is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), and each separate series of the Fund (each a "Portfolio") set forth in EXHIBIT A, authorizes investment by the Plans and hereby instructs the Adviser of the Fund and agrees to instruct DST SYSTEMS, INC. (the "Transfer Agent") to execute and implement this Agreement;

         WHEREAS, the Adviser, an investment adviser registered under the Investment Advisers Act of 1940, as amended, provides investment advice to the Fund;

         WHEREAS, the Transfer Agent provides services as transfer agent, dividend disbursement agent, and shareholder servicing agent to the Fund;

         WHEREAS, SEI Investment Mutual Funds Services (the "Administrator") provides administrative and accounting services to the Fund;

         WHEREAS, it is intended that the Fund will cause the Transfer Agent to establish a master account on its mutual fund shareholder accounting system (the "System") reflecting the aggregate ownership by each Plan of shares of each Portfolio and all shareholder transactions by each such Plan involving such shares (collectively, the "Accounts" or individually, the "Account");

         WHEREAS, National City is registered as a transfer agent under Section 17A(c)(2) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), and is qualified to serve as the sub-transfer agent for the Fund for the purposes set forth herein;

         WHEREAS, it is intended that National City will establish individual accounts on its recordkeeping system reflecting all transactions by or on behalf of Plan Participants and beneficiaries which result in purchases or redemptions by the Plan of shares of each Portfolio.

         WHEREAS, it is intended that National City will act as sub-transfer agent of the Fund, and National City desires to accept such appointment, solely for the limited purposes of receiving orders by the Plan for purchases and redemptions of shares of the Fund resulting from transactions by or on behalf of Plan Participants and beneficiaries, recording such purchases and redemptions, and making and maintaining the Fund's shareholder records concerning the Plan Participants which are recorded on National City's recordkeeping system ("National City's System");

         WHEREAS, it is intended that the Fund will, or will cause the Administrator to, provide to National City those prospectuses, shareholder reports and other information with respect to the Fund as the Fund is required under the federal securities laws to provide to Plan Participants which National City will furnish to fiduciaries, Plan Participants and beneficiaries; and

         WHEREAS, on the terms and conditions hereinafter set forth, the parties have agreed to make shares of the Fund available as investment options under the Plan and to retain National City to perform certain sub-transfer agency and administrative services on behalf of the Fund, and National City is willing and able to furnish such Plan services;

         NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto, intending to be legally bound, hereby agree and declare as follows:

         Section 1. APPOINTMENT AS AGENT. National City is hereby appointed as sub-transfer agent of the Fund solely for the limited purpose of receiving instructions, in accordance with the Procedures (as defined in Section 2 hereof and set forth in EXHIBIT C), for the purchase and redemption by the Plans of shares of the Fund ("Instructions") and making and maintaining the records of the Fund relating to such purchases and redemptions of the Plan Participants. Such purchases and redemptions shall be based on participant-level transactions made by or on behalf of Plan Participants and beneficiaries, which transactions shall be recorded on National City's System. Such records will be deemed to be and are part of the Fund's master securityholder files, as defined in Rule 17Ad-9(b) under the Exchange Act. For purposes of this Agreement, "participant-level transactions" shall include:

                  (a) any authorized direction to invest contributions by or on behalf of any participant to the Plan in the Fund in accordance with the terms and conditions of the Plan and the Fund's Prospectus;

                  (b) any authorized direction to transfer or exchange existing amounts held on behalf of any participant or beneficiary by the Plan to the Fund in accordance with the terms and conditions of the Plan and the Fund's Prospectus;

                  (c) any authorized direction to transfer or exchange existing amounts invested in the Fund on behalf of any participant or beneficiary by the Plan to any other investment option offered under the Plan in accordance with the terms and conditions of the Plan and the Fund's Prospectus; and

                  (d) any authorized direction to pay, loan, withdraw or distribute proceeds to a participant or beneficiary by the Plan from the Fund in accordance with the terms and conditions of the Plan and the Fund's Prospectus.

National City shall maintain records on behalf of the Fund for the Plan and for the Plan Participants and beneficiaries thereof reflecting all shares of the Fund purchased and redeemed by the Plan based on participant-level transactions (including the date and price for all transactions and share balances) and all re-investment by the Plan of dividends and capital gains distributions paid by the Fund. National City shall reconcile on each day on which the New York Stock Exchange is open for trading (each, a "Business Day"), (i) all transactions by the Plan involving shares of the Fund (including purchases, redemptions and re-investments of dividends and capital gains distributions) reflected on the Transfer Agent's recordkeeping system with the corresponding participant-level transactions on National City's System; and (ii) the aggregate position of all Plan Participants and beneficiaries on National City's System with the balance in the Account on the Transfer Agent's recordkeeping system for that Business Day. In accordance with paragraph (e) of EXHIBIT C, National City shall promptly advise the Transfer Agent of any discrepancies between National City's records and the Transfer Agent's records. Notwithstanding National City's appointment hereunder as the agent of the Fund to receive orders for the purchases and redemptions by the Plan of shares of the Fund and to net payment for purchases and redemption of shares, and, thereafter to transmit such orders to the Fund's Transfer Agent, National City shall have no authority under this Agreement or otherwise to act as agent for the Transfer Agent or as sub-transfer agent for the Fund in respect to or in connection with the distribution of shares of the Fund.

         Section 2. PROCEDURES. The operating procedures governing the parties' responsibilities under this Agreement with respect to (i) instructions for the purchase and redemption of shares of the Fund and (ii) net asset value per share ("NAV") communication are set forth in EXHIBIT C (the "Procedures"), which is attached hereto and is specifically made a part of this Agreement. (All terms defined herein or in EXHIBIT C shall have the same meaning when used herein or in EXHIBIT C.) In all material respects, the Procedures shall be consistent with the terms of the Fund's Prospectus and Statement of Additional Information ("SAI"), with the requirements of the 1940 Act and the Exchange Act, and with any other applicable federal or state laws and regulations.

         Section 3.  REPRESENTATIONS AND WARRANTIES.

                  (a)      NATIONAL CITY REPRESENTS AND WARRANTS THAT:

                           (i) it has full power and authority to enter into and perform this Agreement and, when executed and delivered, this Agreement shall constitute a valid, legal and binding obligation of National City, enforceable in accordance with its terms;

                           (ii) it is registered and in good standing as a transfer agent pursuant to Section 17A(c)(2) of the Exchange Act;

                           (iii) it is duly qualified and duly authorized by each Plan to act on behalf of the Plan as contemplated by this Agreement;

                           (iv) the arrangements provided for in this Agreement will be disclosed to the Plan through National City's representatives;

                           (v) it shall promptly notify the Fund in the event that National City, for any reason, reasonably believes it will be unable to perform any of its obligations under this Agreement;

                           (vi) it is the sole and exclusive entity authorized to give instructions to the Fund and the Transfer Agent on behalf of the Plan, Plan Participants and the Accounts.

                  (b) THE FUND REPRESENTS AND WARRANTS THAT:

                           (i) it has full power and authority to enter into this Agreement and, when executed and delivered, this Agreement shall constitute a valid, legal and binding obligation of the Fund, enforceable in accordance with its terms;

                           (ii) it only conducts business on days on which the Portfolios are open for trading (as specified in each Fund's then current prospectus).

                           (iii) its shares are registered or otherwise authorized for issuance and sale in the jurisdictions set forth in EXHIBIT E hereto;

                           (iv) National City, on behalf of the Plan, may place instructions with the Transfer Agent on each and every Business Day without regard to the number or market value of transactions executed in any prior time periods;

                           (v) the Registration Statement, Prospectus and SAI of the Fund comply, in all material respects, with all applicable federal and state securities laws;

                           (vi) each Portfolio is a series of an investment company registered under the 1940 Act;

                           (vii) if selected by any Plan as an investment option for the Plan's assets, the Fund shall cooperate with the Plan and with National City to establish in a timely and orderly manner necessary relationships;

                           (viii) it shall promptly notify National City and the other parties hereto in the event that the Fund is, for any reason, unable to perform any of its obligations under this Agreement.

                  (c) THE ADVISER REPRESENTS AND WARRANTS THAT:

                           (i) it has full power and authority to enter into this Agreement and, when executed and delivered, this Agreement shall constitute a valid, legal and binding obligation of the Adviser, enforceable in accordance with its terms;

                           (ii) it is duly qualified and duly authorized to act on behalf of the Fund as contemplated by this Agreement; and

                           (iii) it shall promptly notify National City and the Fund in the event that it is, for any reason, unable to perform any of its obligations under this Agreement.

         Section 4.  INSTRUCTIONS.

                  (a) All Instructions received from the Plan's Participants and transmitted by National City to the Transfer Agent on any Business Day will be based only upon Instructions that National City has received from an authorized person under the Plan no later than the time when the NAV ("Share Price") is determined for the Fund ("Close of Trading"). Such receipt of Instructions by National City shall be deemed received by the Transfer Agent and the Fund for Share Price purposes only.

                  (b) The Transfer Agent and the Fund are obligated hereunder to accept Instructions ONLY from National City with respect to the Plan and the Accounts. Each may refuse to comply with Instructions, directions or communications from anyone else concerning the Plan and the Accounts, except as otherwise expressly provided for in Section 7 of this Agreement.

         Section 5.  ADDITIONAL COVENANTS.

                  (a)      NATIONAL CITY COVENANTS THAT:

                           (i) it shall comply with all applicable federal and state securities, insurance, Employee Retirement Income Securities Act of 1974, as amended ("ERISA"), and tax laws, rules and regulations applicable to its activities contemplated by this Agreement;

                           (ii) it shall not, without the written consent of the Fund, make representations concerning the shares of the Portfolios, except those contained in the then current Prospectus or SAI and in the then current printed sales literature approved by the Fund or its representative;

                           (iii) the participant-level securityholder records to be made and maintained by National City will be made, maintained and made available in accordance with the requirements applicable to transfer agents under
                           Section 17A and Rule 17Ad-7(g) under the Exchange Act and to registered investment companies under Section 31 of the 1940 Act;

                           (iv) each participant-level transaction that contributes to, is a part of, or is included in an Instruction communicated by National City to the Transfer Agent will have been received by National City BEFORE the Close of Trading on the Business Day immediately preceding the Business Day on which such Instruction is communicated and National City will maintain records evidencing time of receipt;

                           (v) it shall immediately verify all daily and monthly Account statements provided or made available to it by the Transfer Agent, and trade information made available by the Transfer Agent, via hard-copy or a terminal at National City's site that can access the Transfer Agent's recordkeeping system ("Terminal") and shall, in accordance with Paragraph (e) of EXHIBIT C hereof, notify the Transfer Agent and the Adviser of any discrepancies between the records maintained by National City and the daily and monthly Account statements and trade information provided or made available to National City pertaining to the Plan and the Accounts;

                           (vi) with respect to the other parties to this Agreement, National City is and shall be solely responsible for: (A) all reporting - whether daily, periodic, year-end, annual or special - to the Plan, participants in the Plan, the federal and state taxation authorities and the U.S. Department of Labor and the U.S. Treasury Department; (B) the actual delivery of all redemption proceeds to Plan Participants and beneficiaries; (C) the collection of all required withholding of taxes from all redemptions and distributions; (D) the payment of all sums withheld from such redemptions and distributions to the applicable taxation authority; and (E) the giving of instructions to the Fund and the Fund's Transfer Agent with respect to the Plan, Plan Participants and Accounts; and

                           (vii) National City is not providing broker-dealer or investment advisory services under this Agreement.

                  (b)      THE FUND COVENANTS THAT:

                           (i) any Portfolio selected by the Plan whose shares are not authorized for issuance and sale in the required jurisdiction(s) shall immediately take the necessary and appropriate steps to make such shares eligible for issuance and sale in such jurisdiction(s), except where registration or other necessary actions in such jurisdiction(s) would require an amendment to, or change in, a Portfolio's material investment policies or techniques or fundamental investment limitations;

                           (ii) it shall comply with all federal and state securities, insurance, ERISA and tax laws, rules and regulations applicable to it as a result of the transactions contemplated by this Agreement;

                           (iii) the Fund or its representative shall establish the Account(s) on its or its representative's mutual fund shareholder accounting system, as contemplated by this Agreement, and maintain the Accounts in accordance with all applicable federal and state securities laws, and such Accounts shall be in the name of National City (or its nominee) or the trustee or other designee of the Plan (or its nominee) as the sole shareholder of record of shares of the Fund owned by the Plans ("Record Owner").

                  (c)      ADVISER COVENANTS THAT:

                           (i) it shall comply with all federal and state securities, insurance, ERISA, and tax laws, rules and regulations applicable to it as a result of transactions contemplated by this Agreement; and

                           (ii) it shall use its reasonable best efforts to promptly verify all information provided to it by National City and it shall promptly notify all necessary parties of any discrepancies between the information in its records and the Instructions provided by National City on behalf of the Plan and its Plan Participants.

         Section 6.  PAYMENT FOR INSTRUCTIONS.

                  (a) PAYMENT FOR NET PURCHASES. Payment for net purchases of shares in the Fund will be wired by the custodian or trustee for the Plan to a Custodial account designated by the Fund, in accordance with the Procedures described in EXHIBIT C.

                  (b) PAYMENT FOR NET REDEMPTIONS. Payment for net redemptions of shares in the Fund will be wired from the Fund's custodial account to the custodian or trustee for the Plan, in accordance with the Procedures described in EXHIBIT C.

         Section 7. FUND COMMUNICATIONS. The Fund or its Administrator shall supply National City with the following materials and information with respect to the Fund, which National City shall furnish or make available, where appropriate and as required by applicable law, to fiduciaries, Plan Participants and beneficiaries:

                  (a) FUND PROSPECTUSES, ANNUAL REPORTS AND PROXY MATERIALS. The Fund or its agent shall supply National City, upon request, with a reasonably sufficient quantity of current Prospectuses, and/or profile or summary prospectuses (as permitted by interpretations or no-action letters issued by the SEC staff), SAIs, shareholder reports, and proxy statements and related materials for the Fund. National City shall be responsible for the timely delivery of all Prospectuses, and/or profile or summary prospectuses, shareholder reports, and proxy statements and related materials to Plan Participants and beneficiaries to the extent necessary to satisfy the U.S. Department of Labor's final regulation under Section 404(c) of ERISA (29 CFR ss.2550.404c-1), Section 30 of the 1940 Act,
                  Section 14 of the Exchange Act, or other applicable law, or as specifically required under the Plan or reasonably requested by named fiduciaries of the Plan.

                           The cost of preparing, printing and shipping to
                  National City Prospectuses, and/or profile summary prospectuses, SAIs, proxy materials, shareholder reports and other materials of the Fund to National City shall be paid by the Fund or its agent; PROVIDED, HOWEVER, that if at any time the Fund or its agent reasonably deems the usage by National City or the Plan of such items to be excessive, it may, prior to the delivery of any quantity of materials in excess of what is deemed reasonable, request that National City or the Plan, as the case may be, satisfactorily demonstrate the reasonableness of such usage. If the Fund believes the reasonableness of such usage has not been adequately demonstrated, the Fund may request that the party responsible for such excess usage pay the cost of printing (including press time) and delivery of any excess copies of such materials. Unless National City or the Plan, as the case may be, agree to make such payments, the Fund may refuse to supply additional materials and this section shall not be interpreted as requiring delivery by the Fund of any copies in excess of the number of copies required by law.

                           The cost of any distribution to the Plan or its Plan
                  Participants of Prospectuses, and/or profile or summary prospectuses, SAIs, proxy materials, shareholder reports and other materials of the Fund shall be paid by either National City, the Plan, or the Plan sponsor, as determined by National City's agreement with the Plan, and shall not be the responsibility of the Fund, its agent or the Adviser.

                           In addition, the cost of preparing and distributing
                  confirmations, account statements or other materials that may be prepared by National City as part of the Plan Services to the Plan Participants shall be borne by National City.

                  (b) NOTICE OF DIVIDENDS AND OTHER DISTRIBUTIONS; REPORTS. The Fund or the Administrator shall furnish National City, or its designee, notice of any dividends or other distributions payable with respect to a Portfolio. Dividends and distributions with respect to a Portfolio shall be automatically reinvested in the Accounts in additional shares of that Portfolio held by the custodian or trustee for each Plan, and the Fund shall notify National City or its designee as to the number of additional shares so issued.

                  (c) FUND PERFORMANCE INFORMATION. By the fifth (5th) Business Day of each calendar month, the Fund shall provide to National City performance information for the Portfolios as of the end of the preceding calendar month, including each Portfolio's total return for the preceding calendar month and calendar quarter, the calendar year-to-date, and the prior one-year, three-year, five-year, and ten-year periods, if applicable.

                  (d) MONTHLY STATEMENTS BY THE TRANSFER AGENT. By no later than the fifth (5th) Business Day of each calendar month, the Transfer Agent shall mail to National City a statement for the preceding calendar month reflecting the shares of the Portfolios held by the Plans as of the end of such preceding month and all shareholder-related activities by the Plans in the Portfolios during such preceding month.

                  (e) FUND TOLL-FREE NUMBER. It is understood by the parties that National City licensed representatives will discuss with Plan Participants and beneficiaries the investment objectives and policies of the Portfolios, solely as set forth in the Fund's current Prospectus, and the recent investment performance of the Portfolios based solely on the information supplied by the Fund under Section 7(c) above. To the extent that the Plan Participants and beneficiaries request additional information with respect to the Portfolios, the Fund shall supply a toll-free telephone number which the Plan Participants and beneficiaries may use to request such additional information from an appropriate representative of the Fund.

                  (d) FUND REVIEW OF PARTICIPANT COMMUNICATIONS MATERIALS. It is understood by the parties that, based on the Fund's current Prospectus and the information supplied by the Fund under
                  Section 7(c) above, National City may prepare communications or disclosure materials for Plan Participants and beneficiaries which describe the Fund or Portfolios in the same format as that used for the other investment options offered under the Plans. National City shall supply the Fund, or its designated representative, with copies of such materials concerning the Fund or Portfolios within a reasonable time period in advance of their intended distribution to the Plan Participants. The National City and the Fund shall establish a mutually agreeable time frame in which such materials shall be reviewed and approved for use by the Fund, or its designated representative. National City agrees not to use any such materials without the prior written approval of the Fund or its designated representative. Moreover, National City agrees not to use such materials until such materials have been submitted to the National Association of Securities Dealers, Inc.

                  (g) OTHER FUND INFORMATION. The Fund agrees to supply National City with any material information which it may have that could have a materially adverse impact on the performance of the Portfolios in the same manner and time frame in which such information is made available to the Fund's shareholders.

         Section 8. NATIONAL CITY'S SERVICES. National City agrees to provide all Plan Services, including but not limited to, those specified below. Neither the Fund, the Adviser nor the Transfer Agent shall be required to provide Plan Services for the benefit of the Plans or their Plan Participants, nor shall they be required to maintain separate accounts or records for Plan Participants. Neither National City nor its agents or representatives shall make any statements that indicate otherwise to any Plan Representatives or Plan Participants. National City shall maintain and preserve all records as required by applicable federal and state law as well as all records required by its agreements with the Plan Representatives to be maintained and preserved in connection with providing the Plan Services, and shall otherwise comply with all applicable laws, rules and regulations applicable to National City's (i) provision of the Plan Services and (ii) acting as sub-transfer agent of the Fund. National City shall:

                  (a) maintain separate records for each Plan Participant under the Plans, which records shall reflect the shares purchased and redeemed (including the date and Share Price for all transactions), share balances of such Plan Participants, the name and address of each Plan Participant (including zip codes and tax identification numbers);

                  (b) disburse or credit to the Accounts, and maintain records of, all proceeds of redemptions of shares of the Portfolios and all dividends and other distributions not reinvested in shares of the Portfolios;

                  (c) as required by law, this Agreement or any Plan, prepare and transmit to the Plan Representatives periodic statements showing, among other things, the total number of shares owned by the Accounts as of the statement closing date, purchases, holdings and redemptions of shares by the Plan Representatives and/or Plan Participants during the period covered by the statement, the Share Price of the Portfolios as of the statement date, the dividends and other distributions paid to the Plan during the statement period (whether paid in cash or reinvested in shares), and such other information as may be required, from time to time, by the Plans and/or Plan Representatives;

                  (d) transmit net purchase and redemption Instructions on behalf of the Plan Representatives and/or Plan Participants to the Fund's Transfer Agent, in accordance with the Procedures described in this Agreement and EXHIBIT C;

                  (e) distribute to each Plan and/or the Plan Participants, as appropriate, copies of the Fund's Prospectus, SAI, proxy materials, shareholder fund reports and other materials that the Fund is required by law or otherwise to provide to its current or prospective shareholders;

                  (f) maintain and preserve all records as required by law to be maintained and preserved in connection with providing the Plan Services or acting as the Fund's sub-transfer agent;

                  (g) prepare, transmit, and file federal and state reports and returns and withhold and deposit sums withheld as required under applicable law, as agreed upon between National City and the Plan Representatives or as required under this Agreement, with respect to the Plan and each Account maintained on behalf of each Plan;

                  (h) respond to inquiries of Plan Participants regarding, among other things, NAV's, account balances, dividend options, dividend amounts, and dividend payment dates; and

                  (i) maintain all Account balance information for each Plan.

         Section 9. COMPENSATION. The Adviser shall pay to the Sub-Transfer Agent, as compensation for the Plan Services to be provided by the Sub-Transfer Agent under this Agreement, a fee at an annual rate set forth in EXHIBIT B of this Agreement, which will be a percentage of the average daily net asset value of the Shares beneficially owned by Customers with whom Sub-Transfer Agent has a service relationship. The Sub-Transfer Agent shall notify the Adviser in writing of the amount due and payable hereunder, and shall provide such documentation supporting its calculation as may be reasonably requested by the Funds. Unless the Adviser objects in writing, each Adviser shall pay such fee to the Sub-Transfer Agent within thirty (30) days after receiving notice from the Sub-Transfer Agent of the amount due and payable. Upon providing reasonable advance notice to the Sub-Transfer Agent, the Adviser or their duly authorized agents or representatives may review the Sub-Transfer Agent's books and records during normal business hours for the purpose of verifying the accuracy of the amounts billed by the Sub-Transfer Agent or the fees paid or payable by the Adviser under this Agreement.

         Section 10.  CROSS-INDEMNIFICATION OF PARTIES.

                  (a) The Transfer Agent, the Fund and the Adviser shall not be held responsible and National City shall indemnify and hold the Transfer Agent, the Fund and the Adviser and their respective officers, directors, employees, agents, and person, if any, who controls them within the meaning of the 1940 Act and the Securities Act of 1933, as amended, harmless from and against any and all reasonable losses, damages (excluding consequential, punitive or other indirect damages), costs, charges, counsel fees, payments, expenses, and liability arising out of or attributable to: (i) National City's lack of good faith, negligence, reckless disregard or willful misconduct in carrying out its duties and responsibilities under this Agreement; (ii) any breach by National City of any material provision of this Agreement; or (iii) any material breach by National City of any representation, warranty, or covenant made in this Agreement.

                  (b) Neither National City nor its affiliates shall be held responsible and the Fund and the Adviser, shall severally indemnify and hold National City and its affiliates and their officers, directors, employees, and agents harmless from and against any and all reasonable losses, damages (excluding consequential, punitive and other indirect damages), costs, charges, counsel fees, payments, expenses, and liability arising out of or attributable to: (i) its lack of good faith, negligence, reckless disregard or willful misconduct in carrying out its respective duties and responsibilities under this Agreement; (ii) its breach of any material provision of this Agreement; or (iii) its material breach of any representation, warranty, or covenant made in this Agreement. It is understood by the parties that the obligations of the Fund and the Adviser under this Section arise only with respect to each such party's own acts or failure to act and not with respect to an act or failure to act of any other party.

                  (c) In providing Plan Services pursuant to this Agreement, each party shall comply with federal and state securities laws and regulations applicable to it and each party hereto shall fully indemnify the other for any claims or liabilities suffered by such other party, or its respective officers, directors, employees or agents (including reasonable legal fees and other out-of-pocket costs of defending against any such claim or liability or reasonable costs incurred in enforcing this right of indemnification), arising from non-compliance by such party with any such laws or regulations.

                  (d) Notwithstanding anything herein to the contrary, to the extent that a party hereto shall cause its obligations hereunder to be fulfilled by an agent or designee, such party shall be fully responsible for the performance by such agent or designee of such party's obligations as if such party had performed them itself.

                  (e) In providing the indemnifications set forth herein, each party agrees to maintain such insurance coverage as shall be reasonably necessary under the circumstances.

         Section 11. FORCE MAJEURE. In the event any party is unable to perform its obligations or duties under the terms of this Agreement because of acts of God, strikes, riots, acts of war, equipment failures, or power or other utility failures or damage or other cause reasonably beyond its control, such party shall not be liable for any and all losses, damages, costs, charges, counsel fees, payments, expenses or liability to any other party (whether or not a party to this Agreement) resulting from such failure to perform its obligations or duties under this Agreement or otherwise from such causes. This provision shall in no way excuse any party from any liability that results from that party's failure to have in place appropriate and reasonable disaster recovery plans designed to enable that party to perform its obligations and duties under this Agreement.

         Section 12. CONFIDENTIALITY. Subject to the Fund's ownership of certain records as set forth in Section 1 of this Agreement, all information, books, records, and data supplied by one party to another party in connection with the negotiation or carrying out of this Agreement are and shall remain the property of the party supplying such information, books, records, or data and shall be kept confidential by the other party except as may be required by law or this Agreement and except as the other party also received such information, books, records, or data from some other source not a party to this Agreement.

         Section 13. GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the State of New York without reference to choice of law principles.

         Section 14. NOTICES. Every Notice required by this Agreement shall be deemed given when sent in accordance with the Procedures or, as to any matter not addressed by the Procedures, a Notice shall be deemed given if sent the next Business Day by a nationally recognized overnight carrier service that provides evidence of receipt or if sent the same Business Day by 3:00 p.m. (receiving party's time) by personal delivery or facsimile transmission, in each case to such person and to such facsimile number (if applicable) as shall be designated from time to time by each party pursuant to a written notice. The names and addresses of the persons to whom notices should be sent are set forth in EXHIBIT F.

         Section 15. ASSIGNMENT. No party shall assign any of its rights, powers or duties under this Agreement without the other parties' prior written consent. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

         Section 16. AMENDMENT OR TERMINATION OF AGREEMENT. The parties to this Agreement may agree in writing to amend this Agreement at any time in whole or in part. This Agreement shall terminate at the option of any party upon thirty-
(30) day's advance written notice to the other parties. This Agreement shall also terminate upon written notice to the other parties that one or more of the parties to this Agreement is in material breach of this Agreement, unless the party or parties in material breach of this Agreement cures such breach to the reasonable satisfaction of the party or parties alleging the breach within thirty (30) days after written notice.

         In addition, any party may terminate this Agreement upon written notice to the other parties of: (i) the effective date of the termination of National City as a service provider to the Plans; (ii) the discontinuance of the Fund as an investment option offered under the Plans; (iii) the termination of the Transfer Agent as service providers to the Fund; (iv) the lapse or cessation of the full force and effect of the authorizations, licenses, qualifications or registrations required to be maintained by any of the parties to this Agreement in connection with the performance of their respective duties hereunder; (v) any action to be taken or service to be provided hereunder that becomes unlawful due to changes in the laws or for other reasons; and (vi) a good faith determination by the Fund or the Adviser that shares of any of the Portfolios are not being offered in conformity with the terms of this Agreement, such Portfolio's then current Prospectus or SAI or applicable law.

         Termination of this Agreement shall not affect the obligations of the parties to make payments in accordance with the Procedures specified in EXHIBIT C or to provide compensation under Section 6 for any Instruction received by the Transfer Agent prior to such termination and shall not affect the Fund's obligation to maintain the Accounts in the name of the Plans or any successor trustee or recordkeeper for such Plans. Upon termination of this Agreement for any reason, purchases of shares of the Portfolios pursuant to this Agreement shall no longer be permitted through National City.

         Section 17. USE OF NAMES. Except as otherwise expressly provided for in this Agreement, neither the Fund nor the Adviser shall use (and the Fund agrees it shall cause the Transfer Agent not to use) any trademark, trade name, service mark or logo of National City, or any variation of any such trademark, trade name, service mark or logo, without National City's prior written consent, which consent may not be unreasonably withheld. Except as otherwise expressly provided for in this Agreement, National City shall not use any trademark, trade name, service mark or logo of the Transfer Agent, the Fund or the Adviser, or any variation of any such trademarks, trade names, service marks, or logos, without the prior written consent of the Fund or the Adviser, as appropriate, which consent may not be unreasonably withheld.

         Section 18. NON-EXCLUSIVITY. Each of the parties acknowledges and agrees that this Agreement and the arrangement described herein are intended to be non-exclusive and that each of the parties is free to enter into similar agreements and arrangements with other entities.

         Section 19. RECORDS. The parties hereto agree to make and to maintain all records required of such party under this Agreement or applicable law and to cooperate in good faith in providing records to one another pursuant to this Agreement.

                  (a) Upon the request of the other parties to this Agreement, National City shall provide copies of all the historical records relating to transactions between the Fund and the Plans, written communications regarding the Fund to or from the Plans and other materials, in each case (i) as are maintained by National City in the ordinary course of its business, and (ii) as may reasonably be requested to enable the other parties to this Agreement, or their representatives, including without limitation its auditors or legal counsel, to
                  (1) monitor and review the Plan Services, (2) comply with any request of a governmental body or self-regulatory organization or the Plans, (3) verify compliance by National City with the terms of this Agreement, (4) make required regulatory reports,
                  (5) perform general customer supervision, or (6) as required by Section 17Ad(7)(g) of the Exchange Act. National City agrees that it will permit other parties to this Agreement or such representatives of them to have reasonable access to its personnel and records in order to facilitate the monitoring of the quality of the Plan Services.

                  (b) Upon the request of National City, the Fund and the Adviser shall, and the Fund shall cause the Transfer Agent to, provide copies of all the historical records relating to transactions between the Fund and the Accounts, written communications regarding the Fund to or from the Accounts and other materials, in each case (i) as are maintained by such party in the ordinary course of their business, and (ii) as may reasonably be requested to enable National City or its representatives, including without limitation its auditors or legal counsel, to (1) comply with any request of a governmental body or self-regulatory organization of the Plans, (2) verify compliance by the other parties to this Agreement with the terms of this Agreement, (3) make required regulatory reports, or (4) perform general customer supervision.

         Section 20. RELATIONSHIP OF PARTIES: NO JOINT VENTURE, ETC. Except for the limited purposes provided in Sections 3 and 8, it is understood and agreed that all Plan Services performed hereunder by National City shall be as an independent contractor and not as an employee or agent of the other parties to this Agreement, and none of the parties shall hold itself out as an agent of any other party with the authority to bind such party. Neither the execution nor performance of this Agreement shall be deemed to create a partnership or joint venture by and among any of the parties hereto nor give any rights to or create any contractual obligations to any non-parties to this Agreement, including any Plans, Plan Representatives and/or Plan Participants.

         Section 21. OPERATIONS OF FUNDS. In no way shall the provisions of this Agreement limit the authority of the Fund or Adviser from taking such action as either may deem appropriate or advisable in connection with all matters relating to the operation of the Fund and the sale of shares of the Portfolios. In no way shall the provisions of this Agreement limit the authority of National City to take such action as it may deem appropriate or advisable in connection with all matters relating to the provision of Plan Services or the shares of mutual funds other than the Portfolios offered to the Plans.

         Section 22. TRUSTEE LIABILITY. A copy of the Fund's Declaration of Trust is on file with the Secretary of State of the Commonwealth of Massachusetts and notice is hereby given that this instrument is executed on behalf of the Trustees of the Company as trustees and not individually, and that all obligations of this instrument are not binding upon any of the trustees, officers or shareholders of any of the Funds, or the Fund individually, but binding only upon the assets and the property of the Funds, or the Company.

         Section 23. SURVIVAL. The provisions of Section 8(g), Section 10,
Section 12, Section 13, and Section 16 of this Agreement shall survive termination of this Agreement.

         Section 24. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which together shall be deemed one and the same document.

         Section 25. SEVERABILITY. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

         Section 26. ENTIRE AGREEMENT. This Agreement, including any Exhibits hereto, constitutes the entire agreement by and among National City, the Oak Associates Funds and Oak Associates, ltd. with respect to the matters dealt with herein, and supersedes all previous agreements, written or oral with respect to such matters.


         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on their behalf by there duly authorized officers as of the day and year first above written.

Attest:                              NATIONAL CITY ADVISERS, INC.

                                     /S/ WILLIAM L. ROLAND
                                     ---------------------
                                     By:      William L. Roland
                                     Title    Senior Vice President


Attest:                              OAK ASSOCIATES FUNDS

/S/ HEATHER BERG                     /S/ WILLIAM WHITE
----------------                     -----------------
                                     By:      William White
                                     Title:   President


Attest:                              OAK ASSOCIATES, LTD.
/S/ ELAINE MESEK                     By:      /s/ James Oelschlager
----------------                     Title:   President

                                    EXHIBIT A

                                   PORTFOLIOS
                                   ----------

NAME OF PORTFOLIO                                               CUSIP
-----------------                                               -----
White Oak Growth Stock Fund                                     671081 10 7
Pin Oak Aggressive Stock Fund                                   671081 20 6
Red Oak Technology Select Fund                                  671081 30 5

                                    EXHIBIT B
                                    ---------

Pursuant to Section 9 of the Agreement, Sub-Transfer Agent shall be entitled to compensation for services provided to Customers who purchase Shares equal to the percentage set forth below of the average daily net asset value of Shares of the Portfolio(s) held by Customers for which Sub-Transfer Agent provides services pursuant to this Agreement. This fee shall be calculated daily and paid monthly.


PORTFOLIO(S)                                                  PERCENTAGE
-----------                                                   ----------
White Oak Growth Stock Fund                                      0.25%
Pin Oak Aggressive Stock Fund                                    0.25%
Red Oak Technology Select Fund                                   0.25%

                                    EXHIBIT C
                                    ---------

                                   PROCEDURES
                                   ----------

         (a) On each day the New York Stock Exchange (the "Exchange") is open for business (each a "Business Day"), National City may receive Instructions from the Plan and/or Plan Representatives for each Plan for the purchase or redemption of shares of the Portfolios based solely upon each Plan's receipt of Instructions from Plan, Plan Representatives and/or Plan Participants prior to the Close of Trading on that Business Day. Instructions in good order received by National City prior to 4:00 p.m. Eastern time ("ET") on any given Business Day, or earlier if the Exchange closes earlier than 4:00 p.m. ET on any given Business Day, (the "Trade Date") and transmitted to the Fund's Transfer Agent by no later than 7:00 a.m. ET on the Business Day following the Trade Date ("Trade Date plus One" or "TD+1"), will be executed at the NAV ("Share Price") of each applicable Portfolio, determined as of the Close of Trading on the prior Business Day ("Effective Trade Date").

         (b) By no later than 7:00 p.m. ET on each Business Day ("Price Communication Time"), the Fund's Administrator will use its best efforts to communicate to National City via electronic transmission acceptable to both parties, the Share Price of each applicable Portfolio, as well as dividend and capital gain information and, in the case of income funds, the daily accrual for interest rate factor (mil rate), determined at the Close of Trading on that Business Day. It is understood and agreed that, in the context of Section 22 of the 1940 Act and the rules and public interpretations thereunder by the staff of the Securities and Exchange Commission ("SEC Staff"), receipt by National City of any Instructions from the Plan Representatives and/or Plan Participants in a timely manner shall be deemed to be received by the Fund of such Instructions solely for pricing purposes and shall cause purchases and sales for the Plans to be deemed to occur at the Share Price for such Business Day, except as provided in (d)(iii) below.

(c) As noted in Paragraph (a) above, by 7: 00 a.m. ET on TD+1 ("Instruction Cutoff Time") and after National City has processed all approved Plan Representative and/or Plan Participant activity, National City will transmit to the Fund's Transfer Agent via electronic transmission or system-to-system, and to the Fund's Transfer Agent, by an "auto fax" or by a method acceptable to National City and the Fund's Transfer Agent, a report (the "Instruction Report") detailing the Instructions that were received by National City prior to the Fund's daily determination of Share Price for each Portfolio (i.e., the Close of Trading) on each Business Day. The Fund's Transfer Agent, upon successful receipt of the file containing the Instruction Report, will transmit (system to system) a file acknowledging the receipt of the file containing the Instruction Report. If the Fund's Transfer Agent does not receive a successful file from National City, an acknowledgment file will not be sent from the Fund's Transfer Agent. In the event the Sub-Transfer does not receive an acknowledgment file within thirty (30) minutes of transmission of the file containing the Instruction Report, National City will contact a Financial Control Representative at the Fund's Transfer Agent to determine conclusively whether the Instruction Report was received by the Fund's Transfer Agent or whether the Instruction Report should be resubmitted via electric transmission or system-to-system. At the present time, National City and the Fund's Transfer Agent have agreed that National City will enter trades via the Terminal system to system (I.E., by "TIP" files sent online to the Fund's Transfer Agent), by 7:00 a.m. E.T. on TD+l.

          (i) It is understood by the parties that all Instructions from the Plan Representatives and/or Plan Participants shall be received and processed by National City in accordance with its standard transaction processing procedures that apply to all investment options offered under the Plans. National City shall maintain records sufficient to identify the date and time of receipt of all Plan Representative and/or Plan Participant transactions involving the Portfolios and shall make such records available upon reasonable request for examination by the Fund or its designated representative or, at the request of the Fund, by appropriate governmental authorities. Under no circumstances shall National City change, alter or modify any Instructions received by it in good order.

          (ii) The Instruction Report shall state whether the Instructions received by National City from the Plan Representatives and/or Plan Participants by the Close of Trading on such Business Day resulted in the Accounts being a net purchaser or net seller of shares in each of the Portfolios and shall indicate the net dollar value purchased or net dollar value redeemed by each Account in each of the Portfolios and the date of the transaction. On Business Days where there are no Instructions in a Portfolio for an Account or all the Accounts, the Instruction Report will so indicate. Each transmission of Instructions by National City of a net purchase or redemption Instruction relating to a particular Portfolio and a Business Day shall constitute a representation and covenant by National City that such net purchase or redemption Instruction was based on Plan Representative and/or Plan Participants transactions received by National City prior to the Close of Trading (and prior to the time the Share Price for each Portfolio) was determined on such Business Day, and that each net purchase or redemption Instruction included all such Plan Representative and/or Plan Participant transactions so received by National City. All Instructions will be communicated in U.S. dollars.

          (iii) As noted above, Instructions communicated by National City to the Fund's Transfer Agent by mutually acceptable means on any Business Day by the Instruction Cutoff Time will be processed by the Fund's Transfer Agent at the Share Price determined for each Portfolio as of the Close of Trading on the Business Day on which National City received those Instructions from the Plan Representatives and/or Plan Participants (i.e., the Trade Date).

          (iv) Following the completion of the transmission of any Instructions by National City to the Fund's Transfer Agent by the Instruction Cutoff Time, National City will verify that the Instruction was received by the Fund's Transfer Agent and trades are pending by utilizing the LOOKUP request function, entering the function "TP" with the Portfolio and Account number to see the pending trades. If there has been an error in the entry of the Instruction, National City can use the "BMAINT" function to delete the incorrect trade. Thereafter, National City can reenter the correct Instruction. Any rejected Instruction will be communicated to AT National City
                   (716) 232-9060.

          (v) In the event that an Instruction transmitted by National City on any Business Day is not received by the Fund's Transfer Agent by the Instruction Cutoff Time, due to mechanical difficulties or for any other reason beyond National City's reasonable control, such Instruction shall nonetheless be treated by the Fund's Transfer Agent as if it had been received by the Instruction Cutoff Time, provided that (a) National City retransmits such Instruction by facsimile transmission to the Fund's Transfer Agent and the Adviser and such Instruction is confirmed received by the Transfer Agent's Financial Control representative no later than 9:00 a.m. ET on TD+1; and (b) National City places a phone call to a Financial Control representative of the Fund's Transfer Agent prior to 9:00 a.m. ET on TD+1 to advise the Fund's Transfer Agent that a facsimile transmission concerning the Instruction is then being sent. In such circumstance, National City shall transmit the Instruction using the date and reason code applicable to the transaction.

          (vi) With respect to all instructions, the Transfer Agent's Financial Control representative will manually adjust the "supersheet" for the Effective Trade Date to reflect any Instructions sent by National City. The Transfer Agent will fax a copy of all Instructions and supersheets to the Fund which will promptly verify that the supersheets accurately reflect the Instructions received and the deletion of yesterday's manually added Instructions or, if not, immediately advise the Transfer Agent of any discrepancy.

          (vii) Following the transmission of any Instructions to the Fund's Transfer Agent, National City will verify that the Instructions have been sent to the Fund's Transfer Agent and that National City's transmission to Transfer Agent has been received.

          (viii) By no later than 9:00 a.m. on TD+2, and based on the information transmitted to National City pursuant to Section 5(a)(v) and Paragraph (c)(iv) above, National City will use its best efforts to verify that all Instructions provided to the Fund's Transfer Agent on TD+l were accurately received and that the trades for each Account were accurately completed and National City will use its best efforts to promptly notify the Fund's Transfer Agent and the Adviser of any discrepancies.

         (d) As set forth below, upon the timely receipt from National City of the Instruction Report, the Fund will execute the purchase or redemption transactions (as the case may be) at the Share Price for each Portfolio computed as of the Close of Trading on the Effective Trade Date.

          (i) Except as otherwise provided herein, all purchase and redemption transactions will settle on TD+1. Settlements will be through net Federal Wire transfers between the trustee or custodian for the Plans and a custodial account designated by the Fund. In the case of Instructions which constitute a net purchase order, settlement shall occur by National City instructing the Plan Representative to initiate a wire transfer by 1:00 p.m. ET on TD+1 to the custodian for the Fund for receipt by the Fund's custodian by no later than the Close of Business at the New York Federal Reserve Bank on TD+1, causing the remittance of the requisite funds to cover such net purchase order. In the case of Instructions which constitute a net redemption order, settlement shall occur by the Fund's Transfer Agent instructing the Fund's custodian to initiate a wire transfer by 1:00 p.m. ET from on TD+1, from the Fund's custodial accounts to the custodial accounts for the Plans for their receipt by no later than the Close of Business at the New York Federal Reserve Bank on the Settlement Date, causing the remittance of the requisite funds to cover such net redemption order. The Fund reserves the right to (i) delay settlement of redemptions for up to five (5) Business Days after receiving a net redemption order in accordance with Section 22 of the 1940 Act and Rule 22c-I thereunder, or (ii) suspend redemptions pursuant to the 1940 Act or as otherwise required by law. Settlements shall be in U.S. dollars and a Portfolio may pay redemption proceeds in whole or in part by a distribution in-kind of readily marketable securities that it holds in lieu of cash in conformity with applicable law or regulations.

          (ii) The Fund agrees that shares shall be available for purchases by the Plans so long as such shares are generally available for purchase by the public. In the event that the Fund decides to refuse an order for the purchase of shares, suspend the sale of shares or withdraw the sale of shares of any or all of the Funds, the Fund agrees to use commercially reasonable efforts to provide National City with written notice of its intention to refuse orders no later than 9:00 a.m. Eastern time on the Business Day prior to the date of which such orders will be refused.

          (iii) National City, as record owner of each Account ("Record Owner") will be provided with all written confirmations required under federal and state securities laws on a system to system basis by means of the Activity File transmission. In this regard, confirmations will be made available, system to system, by the Fund's Transfer Agent to the Record Owner no later than 4:00 p.m. ET on TD+2.

          (iii) On any Business Day when the Federal Reserve Wire Transfer System is closed, all communication and processing rules will be suspended for the settlement of Instructions. Instructions will be settled on the next Business Day on which the Federal Reserve Wire Transfer System is open. The original TD+1 Settlement Date will not apply. Rather, for purposes of this Paragraph (d)(iii) only, the Settlement Date will be the date on which the Instruction settles.

         (e) National City shall, upon the availability of any confirmation or statement concerning the Accounts, promptly verify by use of the Terminal the accuracy of the information contained therein against the information contained in National City's internal recordkeeping system and shall promptly advise the Fund's Transfer Agent and the Adviser in writing of any discrepancies between such information. The Fund's Transfer Agent and National City shall cooperate to resolve any such discrepancies as soon as reasonably practicable.

         (f) In the event of any error or delay with respect to the Procedures outlined in EXHIBIT C herein: (i) which is caused by the Fund, the Fund's Transfer Agent or the Adviser, the Fund or its agents (as appropriate), the Fund or its agent shall make any adjustments on the Fund's accounting system necessary to correct such error or delay and the responsible party or parties shall reimburse the Plan and National City for any losses or reasonable costs incurred directly as a result of the error or delay but specifically excluding any and all consequential punitive or other indirect damages; or (ii) which is caused by National City or by any Plan Representative, the Fund or its agent shall make any adjustment on the Fund's accounting system necessary to correct such error or delay and the affected party or parties shall be reimbursed by National City for any losses or reasonable costs incurred directly as a result of the error or delay (or National City shall make any adjustments on its recordkeeping system, if appropriate), but specifically excluding any and all consequential punitive or other indirect damages. In the event of any such adjustments on the Fund's accounting system, National City shall make the corresponding adjustments on its National City's System. In the event that errors or delays with respect to the Procedures are contributed to by more than one party hereto, each party shall be responsible for that portion of the loss or reasonable cost, which results from its error or delay. The portion of any loss or cost for which the Fund is responsible may be adjusted between the Fund and its agents in accordance with the agreement between the Fund and such agent whereby the agency is created. All parties agree to provide the other parties prompt notice of any errors or delays of the type referred to herein and to use reasonable efforts to take such action as may be appropriate to avoid or mitigate any such costs or losses.

                                    EXHIBIT D
                                    ---------

        The weekdays on which the Fund is closed for business are: New Year's Day, Martin Luther King Jr. Day, Presidents' Day, Good Friday, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day.

                                    EXHIBIT E
                                    ---------

        The shares of each Portfolio listed in EXHIBIT A above are registered or otherwise authorized for issuance and sale in the all fifty (50) states and the District of Columbia.

                                    EXHIBIT F
                                    ---------

                                     NOTICES
                                     -------

Notices required by this Agreement should be sent as follows:

If to the Fund:



                                            Attn:
                                            Phone:  (610)
                                            Fax:  (610)

                                 With copies to:




                                            Phone:  (   )
                                            Fax:  (    )

If to the Adviser:



                                            Phone: (   )
                                            Fax:  (   )


If to National City:




                                            Attn:
                                            Phone: (   )
                                            Fax:  (    )